Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

RAPT Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(c)	176,452,000 (2)	$1.1748	$207,295,809.60	0.00015310	$31,736.99

	Total Offering Amounts					$207,295,809.60		$31,736.99

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$31,736.99

(1)

Represents the shares of common stock, $0.0001 par value per share (the “Common Stock”), of RAPT Therapeutics, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares of Common Stock being registered hereunder.

(2)	Consists of an aggregate of 176,452,000 shares of Common Stock, including 76,452,000 shares of Common Stock issuable upon the exercise of pre-funded warrants of the Registrant.
(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on January 16, 2025, as reported on The Nasdaq Global Market.